NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 18, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 07, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Simplification of the Corporate Structure, Carnival Corporation ("old CCL") (CUSIP: 143658300) and Carnival plc ("CUK") will be converted into a single publicly traded corporate entity, to be renamed Carnival Corporation Ltd. (CUSIP: G2004J103). Each American Depositary Shares (each representing one ordinary share) of CUK will receive one (1) share of Common Stock (New) of Carnival Corporation (name to be changed to Carnival Corporation Ltd) and each Old CCL Common Stock (Paired Stock) (CUSIP: 143658300) will remain issued and outstanding and, following the Redomiciliation, will represent the same number of Common Shares in Carnival Corporation Ltd. (CUSIP: G2004J103), as redomiciled in Bermuda The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions, CUK was suspended from trading before market open on May 7, 2026.